HELIX TECHNOLOGY CORPORATION

EMPLOYMENT AGREEMENT

Mr. Robert J. Lepofsky	November 10, 2003

     You are presently serving as President and Chief Executive Officer of Helix Technology Corporation (the "Company"). The Company desires to set forth the terms and conditions of your continued employment by the Company. Accordingly, the Board of Directors (the "Board") of the Company has authorized the Chairman of the Board to enter into this Employment Agreement with you, which amends and restates the agreement dated February 11, 1999 between you and the Company.

1.   Position and Responsibilities. The Company agrees to employ you, and you agree to accept employment by the Company, for the Term of Employment hereinafter defined, in such executive capacities as the Board shall determine. It is the present intention of the parties that during the Term of Employment you shall, subject to the right of the Board to elect and to remove officers and to reassign officers as provided by law and the By-Laws of the Company, have the titles of President and Chief Executive Officer of the Company and in such capacities shall have general charge and supervision of the Company, reporting directly to the Board. Except as otherwise provided herein, you covenant and agree, during the Term of Employment, to devote all of your time and attention and to give your best efforts and skill exclusively to furthering the business and interests of the Company. You shall have all powers and authority as shall be reasonably required to enable you to discharge your duties in an efficient manner, consistent with the powers and authority granted to other, senior executives of the Company. At all times during the Term of Employment the Company shall furnish you with a private office, secretarial help, and such other facilities, services, perquisites and appointments as are suitable to your senior executive position and adequate for the performance of your duties, none of which shall be inferior in any degree to those facilities, services, perquisites and appointments to which you are presently accustomed as President and Chief Executive Officer.

2.   Term of Employment. The "Term of Employment" as used herein shall mean the period from February 11, 1999, through February 10, 2007; provided, however, that your employment may be earlier terminated as hereinafter set forth (and only as hereinafter set forth), in which event the Term of Employment shall mean the period from February 11, 1999, through the effective date of such earlier termination. The Term of Employment shall be so earlier terminated: (i) on the date of your death, or (ii) on the date you become disabled for a continuous period of 180 days (as determined in good faith by the Board), or (iii) if you should voluntarily terminate your employment with the Company, on the date specified in your resignation to the Company, with the Company having the right to require you to stay up to 90 additional days after such date (by written notice changing such date of termination to a date certain within such 90 day period) or to accelerate the date of termination (by written notice changing such date of termination to a date certain), or (iv) if the Board should terminate your employment with the Company for any reason whatsoever, other than Cause (as hereinafter defined), on the date specified in the Board's written notice of termination to you which date must be at least 90 days after the date of such notice unless you otherwise agree, or (v) if the Board should terminate your employment with the Company for Cause, on the date specified in the Board's written notice of termination to you subject to the provisions of subparagraph 2A below, or (vi) if there occurs a Change in Control of the Company (as hereinafter defined), upon your termination of employment for Good Reason (as hereinafter defined) on or before the third anniversary of a Change in Control; or (vii) if the Board should terminate your employment with the Company for any reason whatsoever, other than Cause (as hereinafter defined), death or disability, in each case, on or before the third anniversary of a Change in Control, or (viii) if there occurs a Change in Control of the Company (as hereinafter defined), on the date specified in your resignation to the Company, with the Company having the right to require you to stay up to 90 additional days after such date (by written notice changing such date of termination to a date certain within such 90 day period) or to accelerate the date of termination (by written notice changing such date of termination to a date certain).

2.A.   Termination for Cause. For purposes of this Agreement Termination for Cause shall mean termination of the Term of Employment by the Board in its sole judgment for (a) gross neglect by you of your duties hereunder after written notice and an opportunity to cure, or (b) commission by you of a material act of dishonesty or moral turpitude, or (c) your indictment for commission of a material crime on the basis of alleged facts of such a serious and heinous nature that the Board has reasonable cause to believe that you cannot effectively discharge your duties and responsibilities hereunder, or (d) your conviction for commission of a material, business-related crime. Termination for Cause can only be effected by the Board by written notice to you, which notice must be given within 5 days following a hearing before the Board at which you will have an opportunity to answer the charges constituting Cause. The hearing before the Board can be held only after at least 20 days written notice to you (unless you agree to a shorter period) of the date and time of the hearing and the nature of the charges constituting Cause. At the time of the notice of the hearing or at any time thereafter but prior to the Board's decision following the hearing, the Board may immediately relieve you of your duties and responsibilities hereunder pending its decision.

2.B.   Change in Control. For purposes of this Agreement, a "Change in Control" of the Company shall mean:

(i)  a change in control, not approved by a resolution of the Board, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith;

(ii)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the

Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

(iii)  during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (ii), (iv) or (v) of this Section 2B) whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iv) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (A) a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires 50% or more of the combined voting power of the Company's then outstanding securities; or

(iv)  the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company's assets.

2.C.   Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence of any one or more of the following events:

(i)  a material breach of this Agreement by the Company;

(ii)  a material reduction in your responsibilities, authorities or duties, all as contemplated by Paragraph 1 hereof, (including by reason of a substantial reduction in the size of the Company or other substantial change in the character or scope of the Company's operations);

(iii)  a reduction in your annual Base Salary as in effect on the date hereof or as may be increased from time to time;

(v)  a material reduction of any benefit enjoyed by you or the failure to continue your participation in any incentive compensation plan, unless a plan providing a substantially similar economic opportunity is substituted or all senior executives suffer a substantially similar reduction or failure; or

(vi)  the relocation of your office to a location more than 40 miles from Boston, Massachusetts.

Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

3.   Compensation.

3.A.   Base Salary. As compensation for your services, the Company shall pay to you, in equal weekly installments, a Base Salary at the annual rate of $390,000, which rate has been effective since January 1, 1999, plus such additional amounts as may be determined from time to time by the Board in its sole discretion and designated as increases in Base Salary. Any increase in Base Salary voted by the Board (including increases since January 1, 1999) may not be subsequently reduced or eliminated without your consent, except that your Base Salary may be reduced by the Board as part of a general reduction of executive salaries.

3.B.   Incentive Compensation. During the Term of Employment the Company will pay you Incentive Compensation in the sole discretion of the Board.

3.C.   Fringe Benefits. You shall be entitled to participate, during the Term of Employment, regardless of your position in the Company, in all benefits, plans, policies, programs, arrangements, customs or practices, then existing and made available generally to other senior executives of the Company, including without limitation, pension or other retirement benefits, life insurance, health insurance, stock option or stock award plans, sickness or disability plans and additional year-end or other profit-sharing, incentive or deferred compensation arrangement. You shall also be entitled, during the Term of Employment, to the benefit of any rights of indemnification or reimbursement, in favor of senior executives of the company as the same may be in effect from time to time. In addition, you shall be entitled to reasonable annual vacations which shall be at such time or times as shall be mutually agreed upon between you and the Company and shall be of lengths substantially equal to the lengths of vacation taken by other senior executives of the Company. If at any time, during the Term of Employment, you shall not be serving as President and Chief Executive Officer, the Company shall nevertheless continue providing you, in your new position, with all such benefits to which you became entitled as President and Chief Executive Officer. The amounts of any such benefits paid to you shall not be considered Base Salary or Incentive Compensation for purposes of this Agreement.

Notwithstanding anything herein to the contrary, you shall be entitled to participate in the Company's life insurance, health insurance, sickness and disability plans during any period of disability following termination of employment on account of disability pursuant to subparagraph (ii) of Paragraph 2, or during any period for which Base Salary is paid you following termination of employment pursuant to subparagraphs (iv), (vi), (vii) or (viii) of Paragraph 2.

3.D.   Spendthrift. Notwithstanding anything to the contrary contained in this Agreement, your right to any amounts payable to you under subparagraphs 3A through 3C above shall not be assignable except that payments to which you are entitled after death may be made to the legal representative of your estate or to your designated beneficiaries.

4.   Non-Qualified Stock Option. The Company has granted to you a non-qualified stock option (the "Option") under its 1996 Equity Incentive Plan to purchase two hundred thousand (200,000) shares of the Company's Common Stock at an option price of $20.8125 per share, which price was equal to the mean between the highest and lowest quoted selling prices for the Company's Common Stock on the NASDAQ National Market on February 11, 1999, the date of grant of the Option. The Option was granted by the Company pursuant to, and is subject to the terms and conditions of, its 1996 Equity Incentive Plan (the "Plan"), a copy of which is attached hereto and made a part hereof as Exhibit A (which terms and conditions are hereby incorporated herein by reference as fully as if set forth herein, except if contrary or supplementary terms are set forth in this Employment Agreement, in which case such terms shall take precedence over those in the Plan or the related grant agreement). The Option shall become exercisable in eight (8) equal annual cumulative installments of 25,000 shares each, beginning on the first anniversary of the date of grant with the eighth cumulative and final installment in the amount of 25,000 shares becoming exercisable on the eighth anniversary of the date of grant and with the entire option expiring on May 11, 2007, three months following the eighth anniversary of the date of grant.

5.   Treatment of Option Upon Termination After a Change in Control of the Company. Notwithstanding any other provision of this Agreement, if following a Change in Control of the Company (as previously defined) the Term of Employment is terminated for any reason, other than by the Board pursuant to subparagraph (v) of Paragraph 2 above, the Option shall become exercisable in its entirety on the date of such termination and shall remain exercisable for 1 year thereafter in accordance with its terms.

6.   Compensation Upon Termination. In the event your Term of Employment is terminated pursuant to Paragraph 2 above, you shall receive compensation as provided in Paragraph 3 above as follows.

(i)  Death, Disability, Voluntary Termination. In the event your Term of Employment hereunder is terminated pursuant to subparagraphs (i) through (iii) of Paragraph 2 above, then you or the legal representatives of your estate or your designated beneficiaries shall receive your Base Salary, and a proportionate part of your Incentive Compensation up to, but not after, the date of termination of your employment with the Company. In the case of disability the Company shall continue to pay you 60% of your Base Salary as it exists on the date of termination, less any payments to you under the Company's long-term disability protection plan or other plan, through the period beginning on termination of your employment with the Company by reason of disability and ending on your normal retirement date as defined in the Company's pension plan.

(ii)  Termination for Other than Cause. In the event the Board should terminate your employment with the Company pursuant to subparagraph (iv) of Paragraph 2 above or you should terminate your employment with the Company pursuant to subparagraph (viii) above of Paragraph 2 above, you shall receive your Base Salary and a proportional part of your Incentive Compensation up to the date of termination of your employment with the Company, and you shall receive counseling and out-placement services (not to exceed $20,000) if needed, and you shall also receive Base Salary for the period through February 10, 2007, or for two years following the date of termination, whichever period is shorter. Notwithstanding the foregoing sentence, the amount of compensation received by you during such second year or part thereof if any on account of subsequent employment shall be offset dollar for dollar against the Company's obligation to pay you Base Salary during such second year period as provided above. In the event the Board should terminate your employment with the Company pursuant to subparagraph (iv) of Paragraph 2 above prior to a Change in Control, the Option shall become exercisable on the date of such termination with respect to an additional three (3) installments but not more than the number of installments remaining to become exercisable. For example, if your Term of Employment were terminated on February 1, 2003, with a remaining term hereof ending February 10, 2007, and with five (5) additional installments remaining to become exercisable with respect to the Option, and the Option had as of February 1, 2003, already become exercisable with respect to three (3) installments of 25,000 shares each, then your Option would become exercisable on such date of termination with respect to an additional three (3) installments of 25,000 shares each and shall remain exercisable for one year thereafter in accordance with its terms.

(iii)  Termination for Good Reason or other than Cause on or Prior to Third Anniversary of a Change in Control. If your employment should terminate pursuant to subparagraph (vi) or (vii) of Paragraph 2 above, you shall receive the benefits provided below:

(A)  the Company shall pay you your Base Salary and a proportional part of your Incentive Compensation up to the date of termination of your employment with the Company, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below;

(B)  in lieu of any further salary payments to you for periods subsequent to the date of termination, the Company shall pay as severance pay to you a lump sum severance payment (together with the payments provided in paragraphs (C), (D) and (E) below, the "Severance Payments") equal to three (3) times the sum of (1) the greater of (a) your annual rate of Base Salary in effect on the date of termination or (b) your annual rate of Base Salary in effect immediately prior to the Change in Control of the Company and (2) the greater of (a) the average of your Incentive Compensation for the last three annual periods prior to the date of your termination or (b) the average of your Incentive Compensation for the last three annual periods immediately prior to the Change in Control;

(C)  for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the date of termination. Benefits otherwise receivable by you pursuant to this Subsection 4(iii)(C) shall be reduced to the extent comparable benefits are actually received by you from a subsequent employer during the thirty-six (36) month period following your termination, and any such benefits actually received by you shall be reported to the Company;

(D)  in addition to the retirement benefits to which you are entitled under the Helix Employees' Pension Plan, any supplemental retirement or excess benefit plan maintained by the Company or any of its subsidiaries or any successor plans thereto (hereinafter collectively referred to as the "Pension Plans"), the Company shall pay you in cash a lump sum equal to the excess of (a) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the third anniversary of the date of termination, whichever annuity the actuarial equivalent of which is greatest) which you would have accrued under the terms of the Pension Plans (without regard to the limitations imposed by Section 401(a)(17) of the Code, or any amendment to the Pension Plans made subsequent to a Change in Control of the Company and on or prior to the date of termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had continued to be employed by the Company (after the date of termination) for thirty-six (36) additional months and as if you had accumulated thirty-six (36) additional months of compensation (for purposes of determining your pension benefits thereunder), each in an amount equal to the sum of the amounts determined under clause (1) of Section 6(iii)(B) hereof over (b) the actuarial equivalent of the vested retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the date of termination, whichever annuity the actuarial equivalent of which is greatest) which you had then accrued pursuant to the provisions of the Pension Plans. For purposes of this Subsection, "actuarial equivalent" shall be determined using the same actuarial assumptions utilized in determining the amount of alternate forms of benefits under the Helix Employees' Pension Plan immediately prior to the Change in Control of the Company;

(E)  the payments provided for in Subsection (iii) shall be made not later than the fifth day following the date of termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the date of termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth day after demand therefor by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code); and

(F)  You shall not be required to mitigate the amount of any payment provided for in this Section 6(iii) or 6A hereof by seeking other employment or otherwise, nor, except as specifically provided in Sections 6(iii)(C) above, shall the amount of any payment or benefit provided for in this Section 6 or Section 6A hereof be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise, except that you shall refund to the Company, without interest, the amount of compensation earned by you during the three years following termination up to the amount paid under subparagraph (iii)(B) of this Paragraph 6 in excess of one times the sum of Base Salary and Incentive Compensation specified therein.

(iv)  Termination for Cause. In the event your Term of Employment hereunder is terminated by the Board pursuant to subparagraph (v) of Paragraph 2 for Cause, then the Company shall not be obligated to pay you any Base Salary or Incentive Compensation as provided above, beginning as of the date of such termination. The Board may in its sole judgment terminate your Term of Employment hereunder for Cause following any indictment of you for commission of a material crime as provided in Paragraph 2A above. In the event of reversal of any termination for Cause as a result of arbitration, or in the event that there is no conviction following your indictment (and subsequent termination for Cause) or that the conviction is reversed on appeal, you shall receive (A) if your employment was terminated prior to a Change in Control or after the third anniversary of a Change in Control, any amounts of Base Salary, the payment of which was suspended hereunder, beginning on the date of such termination for Cause and ending on the date of your reinstatement with the Company under this Agreement or February 10, 2007, whichever sooner shall occur, with interest computed thereon at the prime rate prevailing at Fleet National Bank during the period of such suspension or (B) if your employment was terminated on or prior to the third anniversary of a Change in Control, the benefits and payments provided in Paragraph 6(iii), with interest computed on the Severance Payments at the prime rate prevailing at Fleet National Bank during the period of such suspension.

6.A.   Taxes.

(i)  Withholding. All payments to be made to you under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes.

(ii)  Payment Limitation. Notwithstanding anything in this Agreement to the contrary, if the Company determines, based on the opinion of its independent accountants serving as such immediately prior to the Change in Control (the "Accounting Firm"), that any of the payments provided for in this Agreement, together with any other payments that must be included in such determination would constitute an "Excess Parachute Payment" (as defined in Section 280G of the Code, and proposed and final regulations thereunder), the payments pursuant to this Agreement shall be reduced to the maximum amount that would permit a determination that you have not received an Excess Parachute Payment (the "Maximum Amount") unless the after-tax amount payable to you hereunder without regard to the foregoing limitation ("Uncapped After-Tax Amount," as defined below) exceeds the after-tax amount payable to you with regard to such limitation ("Capped After-Tax Amount," as defined below) by 10% or more. Any such determination or reduction in amounts payable pursuant to this Agreement shall be made in accordance with the following provisions.

(A)  For purposes of determining whether the amounts payable to you pursuant to this Agreement shall be reduced to the Maximum Amount, the following terms shall have the means indicated.

(x)  The "Uncapped After-Tax Amount" shall be equal to the sum of the amounts payable pursuant to this Agreement (without regard to this paragraph 6A(ii)) and pursuant to all benefit and compensation plans and arrangements that must be included in determining whether an Excess Parachute Payment has been made, less the Income Tax Amount on such sum and the 20% excise tax under Section 4999 of the Code that would be due on all Excess Parachute Payments.

(y)  The "Capped After-Tax Amount" shall be equal to the sum of the Maximum Amount and all amounts payable pursuant to all benefit and compensation plans and arrangements that must be included in determining whether an Excess Parachute Payment has been made, less the Income Tax Amount on such sum.

(z)  The "Income Tax Amount" shall be equal to the amount of federal, state and local income taxes and your share of Federal Insurance Contributions Act taxes that would be due on an amount (after taking into account the deductibility of state and local income taxes for federal income tax purposes) if the highest marginal federal, state and local income tax rate in effect at the time of the Change in Control were imposed on the value of the payments assuming that the amounts payable pursuant to this Agreement and all benefit and compensation plans and arrangements shall be treated as paid in full on the date of the Change in Control.

(B)  If the Accounting Firm determines that payments pursuant to this Agreement should be reduced to the Maximum Amount, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof, and you may then elect, in your sole discretion, which and how much of the payments shall be eliminated or reduced (as long as after such election the present value of the aggregate payments equals the Maximum Amount), and shall advise the Company in writing of your election within 10 days of your receipt of notice. If no such election is made by you within such period, the Company may elect which and how much of the payments shall be eliminated or reduced (as long as after such election the present value of the aggregate payments equals the Maximum Amount) and shall notify you promptly of such election. All determinations made by the Accounting Firm under this paragraph 6A shall be based upon Sections 280G and 4999 of the Code and on proposed or final regulations for applying those Code sections, or on substantial authority within the meaning of Section 6662 of the Code, shall be binding upon the Company and you and shall be made within 60 days of your termination of employment. As promptly as practicable following such determination, the Company shall pay to or distribute for your benefit such payments as are then due to you under this Agreement and shall promptly pay to or distribute for your benefit in the future such payments as become due to you under this Agreement.

(C)  As a result of possible uncertainty in the application of Section 280G of the Code at the time of the determinations by the Accounting Firm hereunder, amounts may have been paid that should not have been paid ("Overpayment"), or additional amounts may not have been paid that could have been paid ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Internal Revenue Service asserts a deficiency against you or the Company in such a case and the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you from the date such Overpayment was made in an amount equal to the value of such Overpayment, which loan you shall repay to the Company together with interest at the applicable federal rate under Section 7872(f)(2)(B) of the Code within 60 days after receipt by you of written notice of such determination by the Accounting Firm, including the amount of the loan and interest calculation; provided, however that no such loan shall be deemed to have been made and no amount shall be payable by you to the Company if and to the extent such deemed loan and repayment with interest would not eliminate the excise tax under Section 4999 of the Code, or the disallowance of the deduction under Section 280G(a) of the Code, for the amounts previously paid to you. In the event that the Accounting Firm determines that an Underpayment has been made, such Underpayment shall be promptly paid by the Company to you, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

7.   Non-Competition. For the period you receive payments under subparagraph (ii) of Paragraph 6 above following termination of your Term of Employment, you agree that you will not accept or continue to hold any position in any capacity, whether as employee, agent, consultant, investor, director or otherwise, with any person, firm or corporation, whose present or planned business is competitive with the business of the Company as it exists on the date of termination of your Term of Employment. In the event your Term of Employment is terminated pursuant to subparagraph (v), (vi) or (vii) of Paragraph 2 above, the foregoing non-competition covenant shall apply for one (1) year following the date of termination. The foregoing non-competition covenant shall not apply to you in any given instance if the Board waives said covenant in writing with respect to that instance. Ownership by you of less than one percent (1%) of the outstanding stock or securities in any business enterprise shall not in itself be deemed to be engaging in any activity prohibited by this paragraph.

8.   Trade Secrets. If you have not already done so, you agree to execute and abide by the Company's standard form of agreement presently in effect protecting the Company's inventions, patents, and proprietary and confidential information, and you also agree to execute and abide by any subsequent similar agreement generally in effect for the Company's officers and key employees.

9.   Expenses. The Company agrees that it will, during the term of Employment, reimburse you, upon submission of vouchers or other appropriate evidence of expenditure, in accordance with its policies from time to time established with respect to senior executives generally, for all travel, entertainment and other expenses reasonably incurred by you on behalf of the Company within the scope of your duties.

10.   Merger, Sale of Assets. Your right to payments hereunder from and after termination of the Term of Employment constitutes an unsecured claim against the general assets of the Company. The Company agrees that it will at all times from and after termination of the Term of Employment do or cause to be done all things necessary to maintain a solvent position, to preserve and keep in full force and effect its corporate existence, rights and franchises, and to conduct and carry on the Company's business. Nothing herein contained shall prevent the Company from at any time being merged or consolidated into or with any corporation or corporations, or selling or otherwise transferring all or substantially all of its assets to any person, firm or corporation, provided that the provisions of this Agreement shall be binding upon and shall inure to the benefit of the corporation resulting from such merger or consolidation, or the person, firm or corporation to which such assets shall be sold or transferred.

11.   Arbitration. Any controversy or claim arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. Such controversies shall be submitted to three arbitrators, one arbitrator being selected by the Company, one arbitrator being selected by you, and the third being selected by the two so selected by the Company and you, or if we cannot agree upon a third, by the American Arbitration Association. In the event that either the Company or you, within one month after notification of any demand for arbitration hereunder, shall not have selected its arbitrator and given notice thereof by registered or certified mail to the other party, such arbitrator shall be selected by the American Arbitration Association. Confirmation of any award in any such arbitration may be had in any court having jurisdiction of the person against whom such award is rendered. The Company shall immediately upon request pay all costs and expenses, including, without limitation, all legal fees incurred by you, whether as plaintiff or defendant, in any arbitration or legal proceeding related to such arbitration proceeding in connection with this Agreement, provided that such arbitration or legal proceeding occurs following a Change in Control of the Company.

12.   Unconditional Obligation. The Company's obligation to pay Base Salary and Incentive Compensation (if any) to you in accordance with this Agreement shall be unconditional and absolute and shall not be subject to offset, reduction, withholding or suspension by the Company by virtue of any claims which the Company may allege against you, it being agreed that the Company's sole remedy with respect to any such claims shall be to seek redress thereof through arbitration in accordance with Paragraph 11. Base Salary due you hereunder shall always be paid in equal weekly installments or in accordance with the policy as in effect for executive officers of the Company at the time of payment.

13.   Binding Agreement. The provisions of this Agreement shall be binding upon you, your executors, administrators, and legal representatives, and upon the Company, its successors and assigns. This Agreement is not assignable by you without the Company's written consent.

14.   Construction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

15.   Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16.   Waivers and Modifications. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach hereof, or a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein (except with respect to those matters set forth in Section 17 of the employment agreement dated February 11, 1999 between you and the Company) and may not be waived, changed, amended, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought to be enforced.

17.   Legal Effect; Prior Stock Option. This Agreement shall supersede all prior negotiations, commitments, understandings and agreements between you and the Company as to the terms of your employment (except with respect to those matters set forth in Section 17 of the employment agreement dated February 11, 1999 between you and the Company) and shall be effective in accordance with its terms.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and its corporate seal to be hereunto affixed and you have hereunto set your hand and seal effective as of the 10th day of November, 2003.

HELIX TECHNOLOGY CORPORATION

By:	/s/Marvin G. Schorr

Marvin G. Schorr
Chairman of the Board

ACCEPTED AND AGREED TO:

By:	/s/Robert J. Lepofsky

Robert J. Lepofsky